Exhibit 8.1

July 22, 2016

Barclays Dryrock Funding LLC

100 S. West Street,
Office 120

Wilmington, DE 19801

Re: Series 2016-1 Class A Notes

Ladies and Gentlemen:

We have acted as counsel for Barclays Dryrock Funding LLC, a Delaware limited liability company, with respect to certain federal income tax aspects of the issuance of the Series 2016-1 Notes (the “Notes”). The Notes will be issued pursuant to the Amended and Restated Indenture, dated as of August 1, 2012, as amended and restated as of December 17, 2013, as amended by the first amendment thereto, dated as of July 6, 2015, and the Series 2016-1 Indenture Supplement, expected to be dated as of August 3, 2016, as more particularly described in the preliminary prospectus, dated July 22, 2016 (the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form SF-3 (File Nos. 333-205943, 333-205943-01 and 333-205943-02) as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on November 6, 2015, and declared effective on November 16, 2015 (the “Registration Statement”).

We hereby confirm that the statements set forth in the Prospectus relating to the Notes forming a part of the Registration Statement under the headings “Tax Status” and “Federal Income Tax Consequences”, which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein. As more fully described in the previously referenced discussions and the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

This opinion letter is based on the facts and circumstances set forth in the Prospectus, and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.

Barclays Dryrock Funding LLC

July 22, 2016

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions “Summary of Terms – Federal Income Tax Consequences” and “Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, /s/ Orrick, Herrington & Sutcliffe LLP ORRICK, HERRINGTON & SUTCLIFFE LLP